EXHIBIT 99.1

Woodward Reports Second Quarter Fiscal Year 2022 Results

FORT COLLINS, Colo., May 02, 2022 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ:WWD) today reported financial results for its second quarter of fiscal year 2022. (All amounts are presented on an as reported (U.S. GAAP) basis unless otherwise indicated. All per share amounts are presented on a fully diluted basis. All comparisons are made to the same period of the prior year unless otherwise stated.)

Second Quarter Overview

  Net sales were $587 million, compared to $581 million, an increase of 1 percent.
  Net earnings were $48 million, or $0.74 per share, compared to net earnings of $68 million, or $1.04 per share.
  Adjusted net earnings1 were $47 million, or $0.72 per share.
  Net cash provided by operating activities was $50 million for the first half of fiscal 2022, compared to $219 million. Free cash flow1 for the first half of fiscal 2022 was $26 million, compared to $206 million. Adjusted free cash flow1 for the first half of fiscal 2022 was $27 million. There were no adjustments made to free cash flow during the first half of the prior fiscal year.

“We continue to see recovery across most of our end markets; however, ongoing industry-wide COVID-19 related disruptions, including supply chain constraints and labor shortages, as well as higher inflation, provided greater than anticipated pressure on our results in the second quarter,” said Thomas A. Gendron, Chairman and Chief Executive Officer. “Aerospace segment sales benefitted from recovering passenger traffic and increased aircraft utilization, while defense sales were down. Our Industrial segment sales were positively impacted by increased demand in marine transportation and power generation as well as a recovering oil and gas market, although the China natural gas market continues to be challenged. While market volatility remains, we expect further recovery across our end markets, and we remain focused on improving our operational execution and delivering on our backlog.”

Second Quarter Company Results

Net sales for the second quarter of fiscal 2022 were $587 million, compared to $581 million for the second quarter of last year, an increase of 1 percent. Sales for the second quarter were negatively impacted by approximately $100 million due to ongoing industry-wide COVID-19 related disruptions.

Net earnings were $48 million, or $0.74 per share, for the second quarter of 2022, compared to $68 million, or $1.04 per share. Adjusted net earnings for the second quarter of 2022 were $47 million, or $0.72 per share. There were no adjustments made to net earnings in the prior year second quarter.

EBIT1 was $62 million for the second quarter of 2022, compared to $86 million. Adjusted EBIT1 was $60 million for the second quarter of 2022. There were no adjustments to EBIT in the second quarter of the prior year.

The effective tax rate was 11.4 percent for the second quarter of 2022, compared to 13.0 percent. The adjusted effective tax rate1 for the second quarter of 2022 was 11.0 percent. There were no adjustments to the effective tax rate in the second quarter of the prior year.

Segment Results

Aerospace

Aerospace segment net sales for the second quarter of fiscal 2022 were $373 million, compared to $365 million, an increase of 2 percent.

Commercial OEM and aftermarket sales increased significantly compared to the prior year quarter driven by higher OEM production rates, continued recovery in passenger traffic, and increasing aircraft utilization. Defense sales were down compared to the prior year quarter primarily due to lower guided weapons sales, as well as lower defense aftermarket sales as a result of COVID-19 related disruptions. However, with the exception of guided weapons, defense demand remained stable at elevated levels.

Segment earnings for the second quarter of 2022 were $60 million, compared to $69 million. Segment earnings as a percent of segment net sales were 16.0 percent for the second quarter of 2022, compared to 18.9 percent. Aerospace segment earnings decreased primarily as a result of net inflationary impacts, including material and labor cost increases, as well as increases in manufacturing costs related to COVID-19 disruptions and inefficiencies related to hiring and training.

Industrial

Industrial segment net sales for the second quarter of fiscal 2022 were $214 million, compared to $217 million, a decrease of 1 percent. Foreign currency exchange rates had an unfavorable impact on Industrial segment net sales for the second quarter of 2022 of approximately $8 million. Industrial sales for the second quarter of 2022 declined primarily due to weakness in China natural gas engines, partially offset by higher marine sales driven by higher utilization of the in-service fleet.

Industrial segment earnings for the second quarter of 2022 were $17 million, or 8.1 percent of segment net sales, compared to $28 million, or 12.9 percent of segment net sales. Industrial segment earnings decreased primarily as a result of net inflationary impacts, including material and labor cost increases, as well as increases in manufacturing costs related to COVID-19 disruptions and inefficiencies related to hiring and training.

Nonsegment

Nonsegment expenses were $15 million for the second quarter of fiscal 2022, compared to $10 million. Adjusted nonsegment expenses1 were $17 million for the second quarter of 2022. There were no adjustments to nonsegment expenses in the prior year period. The increase in nonsegment expenses was the result of the timing of certain expenses, as well as the return of annual variable incentive compensation costs.

Year-to-Date Results

Net sales for the first half of 2022 were $1.13 billion, compared to $1.12 billion. Net earnings for the first half of 2022 were $78 million, or $1.21 per share, compared to $110 million, or $1.68 per share. Adjusted net earnings for the first half of 2022 were $83 million, or $1.28 per share. There were no adjustments to earnings in the prior year period.

The effective tax rate was 14.8 percent for the first half of 2022, compared to 12.8 percent. The adjusted effective tax rate for the first half of 2022 was 15.5 percent. There were no adjustments to the effective tax rate in the first half of the prior year.

Aerospace segment net sales for the first half of 2022 were $709 million, compared to $686 million. Aerospace segment earnings for the first half of 2022 were $111 million, or 15.6 percent of segment net sales, compared to $115 million, or 16.8 percent of segment net sales.

Industrial segment net sales for the first half of 2022 were $419 million, compared to $433 million. Industrial segment earnings for the first half of 2022 were $41 million, or 9.8 percent of segment net sales, compared to $61 million, or 14.0 percent of segment net sales.

Nonsegment expenses were $45 million for the first half of 2022, compared to $34 million. Adjusted nonsegment expenses were $38 million. There were no adjustments to nonsegment expense for the first half of the prior year.

Cash Flow and Financial Position

Net cash provided by operating activities for the first half of fiscal year 2022 was $50 million, compared to $219 million. Payments for property, plant, and equipment for the first half of 2022 were $24 million, compared to $13 million for the first half of 2021.

Free cash flow for the first half of 2022 was $26 million, compared to $206 million. Adjusted free cash flow was $27 million. There were no adjustments to cash flow in the prior year. The decrease in free cash flow was primarily related to working capital increases to support this year’s second half anticipated growth.

During the first half of 2022, $294 million was returned to stockholders in the form of $22 million of dividends and $272 million of repurchased shares.

Total debt was $729 million at March 31, 2022, compared to $737 million at March 31, 2021. Debt-to-EBITDA1 leverage was 1.8 times EBITDA at March 31, 2022, compared to 1.7 times EBITDA at March 31, 2021.

Fiscal Year 2022 Outlook

COVID-19 operational related disruptions and net inflationary impacts during the second quarter of fiscal 2022 were greater than anticipated. Although operational improvement is expected through the remainder of the year, Woodward has revised its fiscal year 2022 outlook. The revised outlook assumes the current inflationary environment does not significantly worsen.

Total net sales for 2022 are now expected to be between $2.40 and $2.55 billion. Aerospace sales growth percentage is still expected to be in the low double digits to mid-teens. Industrial sales growth percentage is now expected to be between 5 and 10 percent.

Aerospace segment earnings as a percent of segment net sales are now expected to be approximately 18 percent. Industrial segment earnings as a percent of segment net sales are now expected to be between 10 and 11 percent.

The adjusted effective tax rate is now expected to be approximately 20 percent.

Adjusted free cash flow is now expected to be approximately $200 to $230 million. Adjusted free cash flow conversion rate is still expected to be greater than 100 percent. Also, capital expenditures are now expected to be approximately $60 million.

Adjusted earnings per share is now expected to be between $3.20 and $3.60 based on approximately 64 million of fully diluted weighted average shares outstanding. The previous outlook assumed approximately 66 million of fully diluted weighted average shares outstanding, which would equate to adjusted earnings per share between $3.10 and $3.50.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EDT, May 2, 2022, to provide an overview of the financial performance for the second quarter of fiscal year 2022, business highlights, and outlook for the remainder of fiscal 2022. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com2.

You may also listen to the call by dialing 1-877-231-2582 (domestic) or 1-478-219-0714 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 6577704. An audio replay will be available by telephone from 7:30 p.m. EDT on May 2, 2022 until 11:59 p.m. EDT on May 16, 2022. The telephone number to access the replay is 1-855-859-2056 (domestic) or 1-404-537-3406 (international), reference access code 6577704.

A webcast presentation will be available on the website by selecting “Investors/Events & Presentations”.

About Woodward, Inc.

Woodward is the global leader in the design, manufacturing, and service of energy conversion and control solutions for the aerospace and industrial equipment markets. Together with our customers, we are enabling the path to a cleaner, decarbonized world. Our innovative fluid, combustion, electrical, propulsion and motion control systems perform in some of the world’s harshest environments. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com.

Cautionary Statement

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding our business and financial outlook for fiscal year 2022, including assumptions regarding our outlook, trends in our business, statements about the continued and expected or potential effects of the COVID-19 pandemic and related supply chain constraints and labor shortages as well as inflationary pressures on our business and the management of our business, the continued market volatility and expected further recovery across our markets, the ongoing challenges in the China natural gas truck market, expected improvement through the remainder of the fiscal year with respect to COVID-19 related disruptions, particularly with respect to COVID-19 related supply chain disruptions, our ability to improve our operational execution and to deliver on our backlog, and expectations related to the performance of our segments and specific markets within those segments, and our future sales and the anticipated future sales growth, earnings, earnings per share and adjusted earnings per share, segment earnings as a percent of segment net sales, cash flows, free cash flows and adjusted free cash flows, our anticipated growth during the second half of this fiscal year 2022. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, the COVID-19 pandemic and related significant volatility in financial, product, service, commodities (including oil and gas) and other markets and industries (including the aviation industry); a decline in our customers’ business, or our business with, or financial distress of, Woodward’s significant customers; global economic uncertainty and instability in the financial markets, including inflationary pressures; Woodward’s ability to manage product liability claims, product recalls or other liabilities associated with the products and services that Woodward provides; Woodward’s long sales cycle, customer evaluation process, and implementation period of some of its products and services; Woodward’s ability to implement and realize the intended effects of any restructuring efforts; Woodward’s ability to successfully manage competitive factors, including prices, competitor product development, industry consolidation, and commodity and other input cost increases; Woodward’s ability to manage expenses and product mix while responding to sales increases or decreases; the ability of Woodward’s suppliers to perform contractual obligations and to provide Woodward with materials of sufficient quality or quantity required to meet Woodward’s production needs at favorable prices or at all; Woodward’s ability to monitor its technological expertise and the success of, and/or costs associated with, its product development activities; consolidation in the aerospace market and our participation in a strategic joint venture with General Electric Company may make it more difficult to secure long-term sales in certain aerospace markets; Woodward’s debt obligations, debt service requirements, and ability to operate its business, pursue its business strategies and incur additional debt in light of covenants contained in its outstanding debt agreements; Woodward’s ability to manage additional tax expense and exposures; risks related to Woodward’s U.S. Government contracting activities, including liabilities resulting from legal and regulatory proceedings, inquiries, or investigations related to such activities; the potential of a significant reduction in defense sales due to decreases, delays or changes in the amount of U.S. Federal defense spending or other specific budget cuts impacting defense programs in which Woodward participates; changes in government spending patterns, priorities, subsidy programs and/or regulatory requirements; future impairment charges resulting from changes in the estimates of fair value of reporting units or of long-lived assets; environmental liabilities related to manufacturing activities and/or real estate acquisitions; Woodward’s continued access to a stable workforce and favorable labor relations with its employees; physical and other risks related to Woodward’s operations and suppliers, including natural disasters and COVID-19 related impacts, which could disrupt production; Woodward’s ability to successfully manage regulatory, tax, and legal matters; impacts of tariff regulations; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and compliance with and changes in the legal and regulatory environments of the United States and the countries in which Woodward operates; industry risks, including increases in natural gas prices, unforeseen events that may reduce commercial aviation, such as diseases, epidemics, pandemics and natural disasters, and increasing emissions standards; any adverse effects on Woodward’s operations due to cybersecurity breaches or other information technology system interruptions or intrusions; and other risk factors described in Woodward's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2021, any subsequently filed Quarterly Report on Form 10-Q, as well as its Quarterly Report on Form 10-Q for the second quarter ended March 31, 2022, which we expect to file shortly, and other risks described in Woodward’s filings with the Securities and Exchange Commission.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited - in thousands except per share amounts)

	Three-Months Ended		Six-Months Ended
	March 31,		March 31,
	2022	2021	2022	2021

Net sales	$586,839	$581,321	$1,128,425	$1,118,940
Costs and expenses:
Cost of goods sold	453,425	434,243	872,576	835,883
Selling, general, and administrative expenses	44,124	44,329	106,430	100,440
Research and development costs	32,384	27,627	57,776	59,623
Interest expense	8,197	8,249	16,503	17,155
Interest income	(500)	(283)	(1,141)	(778)
Other (income) expense, net	(4,887)	(11,331)	(15,561)	(19,454)
Total costs and expenses	532,743	502,834	1,036,583	992,869
Earnings before income taxes	54,096	78,487	91,842	126,071
Income taxes	6,190	10,174	13,631	16,188
Net earnings	$47,906	$68,313	$78,211	$109,883

Earnings per share amounts:
Basic earnings per share	$0.77	$1.08	$1.24	$1.74
Diluted earnings per share	$0.74	$1.04	$1.21	$1.68
Weighted average common shares outstanding:
Basic	62,550	63,278	62,825	63,043
Diluted	64,618	65,654	64,863	65,274

Cash dividends per share paid to Woodward common stockholders	$0.1900	$0.1625	$0.3525	$0.2438

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands)

	March 31,	September 30,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$208,355	$448,462
Accounts receivable	575,174	523,051
Inventories	484,933	419,971
Income taxes receivable	17,415	12,071
Other current assets	45,513	61,168
Total current assets	1,331,390	1,464,723
Property, plant, and equipment, net	923,651	950,569
Goodwill	796,028	805,333
Intangible assets, net	522,502	559,289
Deferred income tax assets	13,798	14,066
Other assets	303,175	297,024
Total assets	$3,890,544	$4,091,004

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$459	$728
Accounts payable	188,543	170,909
Income taxes payable	17,701	11,481
Accrued liabilities	162,343	183,139
Total current liabilities	369,046	366,257
Long-term debt, less current portion	728,247	734,122
Deferred income tax liabilities	155,092	157,936
Other liabilities	586,280	617,908
Total liabilities	1,838,665	1,876,223
Stockholders’ equity	2,051,879	2,214,781
Total liabilities and stockholders’ equity	$3,890,544	$4,091,004

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

	Six-Months Ended
	March 31,
	2022	2021
Net cash provided by operating activities	$50,108	$218,997

Cash flows from investing activities:
Payments for purchase of property, plant, and equipment	(24,150)	(13,313)
Proceeds from sale of assets	5	86
Payments for purchases of short-term investments	(8)	(2,750)
Proceeds from sales of short-term investments	11,305	16,566
Net cash provided by (used in) investing activities	(12,848)	589

Cash flows from financing activities:
Cash dividends paid	(22,134)	(15,404)
Proceeds from sales of treasury stock	19,399	28,454
Purchase of treasury stock	(273,535)	-
Borrowings on revolving lines of credit and short-term borrowings	11,500	74,400
Payments on revolving lines of credit and short-term borrowings	(11,500)	(74,400)
Payments of long-term debt and finance lease obligations	(564)	(100,835)
Net cash used in financing activities	(276,834)	(87,785)
Effect of exchange rate changes on cash and cash equivalents	(533)	2,524
Net change in cash and cash equivalents	(240,107)	134,325
Cash and cash equivalents at beginning of year	448,462	153,270
Cash and cash equivalents at end of period	$208,355	$287,595

Woodward, Inc. and Subsidiaries
SEGMENT NET SALES AND EARNINGS
(Unaudited - in thousands)

	Three-Months Ended March 31,		Six-Months Ended March 31,
	2022	2021	2022	2021
Net sales:
Aerospace	$372,757	$364,706	$709,192	$686,373
Industrial	214,082	216,615	419,233	432,567
Total consolidated net sales	$586,839	$581,321	$1,128,425	$1,118,940
Segment earnings*:
Aerospace	$59,809	$69,008	$110,892	$115,474
As a percent of segment net sales	16.0%	18.9%	15.6%	16.8%
Industrial	17,234	27,871	40,927	60,759
As a percent of segment net sales	8.1%	12.9%	9.8%	14.0%
Total segment earnings	77,043	96,879	151,819	176,233
Nonsegment expenses	(15,250)	(10,426)	(44,615)	(33,785)
EBIT	61,793	86,453	107,204	142,448
Interest expense, net	(7,697)	(7,966)	(15,362)	(16,377)
Consolidated earnings before income taxes	$54,096	$78,487	$91,842	$126,071

*This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Payments for property, plant and equipment	$11,027	$6,050	$24,150	$13,313
Depreciation expense	$21,023	$21,919	$42,056	$44,527

Woodward, Inc. and Subsidiaries
RECONCILIATION OF EARNINGS TO ADJUSTED EARNINGS[1]
(Unaudited - in thousands, except per share amounts)

	Three-Months Ended			Three-Months Ended
	March 31, 2022			March 31, 2021
	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax
Earnings (U.S. GAAP)	$54,096	$47,906	$0.74	$78,487	$68,313	$1.04
Non-U.S. GAAP adjustments:
Non-recurring matter unrelated to the ongoing operations of the business	(1,728)	(1,296)	(0.02)	-	-	-
Business development activities	-	-	-	-	-	-
Total non-U.S. GAAP adjustments	(1,728)	(1,296)	(0.02)	-	-	-
Adjusted earnings (Non-U.S. GAAP)	$52,368	$46,610	$0.72	$78,487	$68,313	$1.04

Woodward, Inc. and Subsidiaries
RECONCILIATION OF EARNINGS TO ADJUSTED EARNINGS[1]
(Unaudited - in thousands, except per share amounts)

	Six-Months Ended			Six-Months Ended
	March 31, 2022			March 31, 2021
	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax
Earnings (U.S. GAAP)	$91,842	$78,211	$1.21	$126,071	$109,883	$1.68
Non-U.S. GAAP adjustments:
Non-recurring matter unrelated to the ongoing operations of the business	3,272	2,454	0.04	-	-	-
Business development activities	2,982	2,236	0.03	-	-	-
Total non-U.S. GAAP adjustments	6,254	4,690	0.07	-	-	-
Adjusted earnings (Non-U.S. GAAP)	$98,096	$82,901	$1.28	$126,071	$109,883	$1.68

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT[1] AND ADJUSTED EBIT[1]
(Unaudited - in thousands)

	Three-Months Ended March 31,		Six-Months Ended March 31,
	2022	2021	2022	2021
Net earnings (U.S. GAAP)	$47,906	$68,313	$78,211	$109,883
Income taxes	6,190	10,174	13,631	16,188
Interest expense	8,197	8,249	16,503	17,155
Interest income	(500)	(283)	(1,141)	(778)
EBIT (Non-U.S. GAAP)	61,793	86,453	107,204	142,448
Non-U.S. GAAP adjustments*	(1,728)	-	6,254	-
Adjusted EBIT (Non-U.S. GAAP)	$60,065	$86,453	$113,458	$142,448

*See Reconciliation of Earnings to Adjusted Earnings[1] table above for the list of Non-U.S. GAAP adjustments made in the applicable periods.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBITDA[1] AND ADJUSTED EBITDA[1]
(Unaudited - in thousands)

	Three-Months Ended March 31,		Six-Months Ended March 31,
	2022	2021	2022	2021
Net earnings (U.S. GAAP)	$47,906	$68,313	$78,211	$109,883
Income taxes	6,190	10,174	13,631	16,188
Interest expense	8,197	8,249	16,503	17,155
Interest income	(500)	(283)	(1,141)	(778)
Amortization of intangible assets	9,587	10,560	19,275	21,029
Depreciation expense	21,023	21,919	42,056	44,527
EBITDA (Non-U.S. GAAP)	92,403	118,932	168,535	208,004
Non-U.S. GAAP adjustments*	(1,728)	-	6,254	-
Adjusted EBITDA (Non-U.S. GAAP)	$90,675	$118,932	$174,789	$208,004

*See Reconciliation of Earnings to Adjusted Earnings[1] table above for the list of Non-U.S. GAAP adjustments made in the applicable periods.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NONSEGMENT EXPENSES TO ADJUSTED NONSEGMENT EXPENSES[1]
(Unaudited - in thousands)

	Three-Months Ended March 31,		Six-Months Ended March 31,
	2022	2021	2022	2021
Nonsegment expenses (U.S. GAAP)	$15,250	$10,426	$44,615	$33,785
Non-recurring matter unrelated to the ongoing operations of the business	1,728	-	(3,272)	-
Business development activities	-	-	(2,982)	-
Adjusted nonsegment expenses (Non-U.S. GAAP)	$16,978	$10,426	$38,361	$33,785

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATING ACTIVITIES TO FREE CASH FLOW[1] AND ADJUSTED FREE CASH FLOW[1]
(Unaudited - in thousands)

	Six-Months Ended March 31,
	2022	2021

Net cash provided by operating activities (U.S. GAAP)	$50,108	$218,997
Payments for property, plant, and equipment	(24,150)	(13,313)
Free cash flow (Non-U.S. GAAP)	25,958	205,684
Cash paid for business development activities	770	-
Cash paid for restructuring charges	505	-
Adjusted free cash flow (Non-U.S. GAAP)	$27,233	$205,684

1Adjusted and Non-U.S. GAAP Financial Measures: Adjusted net earnings, adjusted earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, and adjusted nonsegment expenses exclude, as applicable, (i) costs related to business development activities and (ii) a charge and partial reversal related to a non-recurring matter unrelated to the ongoing operations of the business. Woodward believes that these items are short-term costs or charges and are otherwise not related to the ongoing operations of the business. Therefore, Woodward uses them to illustrate more clearly how the underlying business of Woodward is performing. Adjusted free cash flow is free cash flow (defined below) plus the cash payments for costs related to business development activities and restructuring activities. Management believes these adjustments to free cash flow better portray Woodward’s operating performance. Guidance with respect to non-U.S. GAAP measures as provided in this release excludes, as applicable, costs, charges and payments related to (i) business development activities, and (ii) restructuring activities.

EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), free cash flow, adjusted free cash flow, adjusted net earnings, adjusted earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, and adjusted nonsegment expenses are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT and adjusted EBIT to evaluate Woodward’s operating performance without the impacts of financing and tax related considerations. Management uses EBITDA and adjusted EBITDA in evaluating Woodward’s operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management also uses free cash flow, which is derived from net cash provided by or used in operating activities less payments for property, plant, and equipment, as well as adjusted free cash flow (as described above), in reviewing the financial performance of Woodward’s various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT, EBITDA, adjusted EBIT, and adjusted EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management’s calculations of EBIT, EBITDA, adjusted net earnings, adjusted earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, adjusted nonsegment expenses, free cash flow, and adjusted free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

2Website, Facebook, Twitter: Woodward has used, and intends to continue to use, its Investor Relations website, its Facebook page and its Twitter handle as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Contact:	Dan Provaznik Director, Investor Relations 970-498-3849 Dan.Provaznik@woodward.com